Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2016 Second Quarter Financial Results

Houston, Texas – August 4, 2016 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported second quarter 2016 net income attributable to controlling interests of $54 million and distributable cash flow of $76 million.

"Our portfolio of long-term contracted assets continued to perform well in the second quarter.  Demand for transportation on GTN was strong which provided an opportunity for incremental revenue while Great Lakes has benefited from additional contracted volumes," said Brandon Anderson, President of TC PipeLines, GP, Inc. "This solid performance, together with the accretion on the PNGTS acquisition, provides the basis for us to increase the distribution to our unitholders by six percent again this year which is consistent with our historical guidance."

Second Quarter 2016 Highlights (All financial figures are unaudited)

o	Generated net income attributable to controlling interests of $54 million
o	Generated distributable cash flow of $76 million
o	Paid cash distributions of $60 million
o	Declared cash distributions of $0.94 per common unit, a six percent increase
The Partnership's financial highlights for the second quarter of 2016 compared to the second quarter of 2015 were:
(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2016	2015	2016	2015
Net income attributable to controlling interests	54	44	127	101
Net income per common unit – basic and diluted (a)	$0.76	$0.66	$1.86	$1.53

Cash distributions paid	(60)	(55)	(119)	(110)
Class B distributions paid	-	-	(12)	-
Cash distributions declared per common unit	$0.94	$0.89	$1.83	$1.73

EBITDA (b)	93	81	204	180
Distributable cash flow (b)	76	66	171	147

Weighted average common units outstanding (millions) – basic and diluted	65.5	63.8	64.9	63.7
Common units outstanding at end of period (millions)	65.9	64.0	65.9	64.0

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(b)
EBITDA and Distributable cash flow are non-GAAP financial measures. Refer to the description of EBITDA and Distributable cash flow in the section of this release entitled "Non-GAAP Measures" and the Supplemental Schedule for further detail.

Recent Developments

Cash Distributions – On July 21, 2016, the board of directors of our General Partner declared the Partnership's second quarter 2016 cash distribution in the amount of $0.94 per common unit, payable on August 12, 2016 to unitholders of record as of August 1, 2016. The declared distribution reflects a $0.05 per common unit increase to the quarterly distribution and will include an Incentive Distribution Right (IDR) payment to our General Partner amounting to approximately $2 million.

Tuscarora – On July 15, 2016, Tuscarora filed a petition with the Federal Energy Regulatory Commission (FERC) requesting approval of the Stipulation and Agreement of Settlement (Tuscarora Settlement) that resolves the Section 5 rate review initiated by FERC in January 2016. Under the terms of the Tuscarora Settlement, Tuscarora's system-wide unit rate will initially decrease by 16 percent, with an anticipated effective date of August 1, 2016. Unless superseded by a subsequent rate case or settlement, this rate will remain in effect for three years, after which time the unit rate will decrease an additional seven percent for an additional three years. The settlement does not contain a rate moratorium and Tuscarora is obligated to file to establish new rates no later than six years following the effective date of the initial settlement rates. While this new rate structure will reduce Tuscarora's future cash flows, the achievement of rate certainty helps ensure predictable cash flows and enhances Tuscarora's long term value.

Three Months Ended June 30, 2016 Results of Operations

For the three months ended June 30, 2016, net income attributable to controlling interests increased by $10 million compared to the same period in 2015 due to higher revenues from our wholly-owned subsidiaries together with higher equity earnings from unconsolidated affiliates partially offset by increased costs:
Transmission revenues - the $4 million increase was primarily due to the net effect of:

·	higher discretionary revenues on GTN from short-term services sold to its customers;
·	new revenues from GTN's Carty lateral system which was placed in service in October 2015; and
·	lower transportation rates on GTN as a result of the settlement reached with customers effective July 1, 2015.

Earnings from equity investments - the $7 million increase was mainly attributable to:

·	higher equity earnings from Great Lakes mainly due to higher transportation revenues resulting from higher levels of contracted volumes; and
·	the acquisition of a 49.9 percent interest in PNGTS effective January 1, 2016.

Additionally, our EBITDA increased by $12 million compared to the same period in 2015 primarily due to higher transmission revenues on GTN and higher equity earnings from our equity investments.
Distributable cash flow increased by $10 million in the second quarter of 2016 compared to the same period in 2015 primarily due to the same factors that impacted our EBITDA.
Six months Ended June 30, 2016 Cash Flow Analysis

The Partnership's net cash provided by operating activities increased by $19 million for the six months ended June 30, 2016 compared to the same period in 2015 primarily due to higher earnings.
The Partnership's net cash used in investing activities decreased by $87 million as we invested a lesser amount for our recent acquisition of PNGTS compared to our investment during the same period in 2015. In 2015, we paid $264 million to acquire the remaining 30 percent interest in GTN compared to $193 million paid for the acquisition of a 49.9 percent interest in PNGTS in 2016. Additionally, we received higher net distributions in 2016 from our equity investments offset by higher capital expenditures in 2016 due to the timing of expenditures related to the construction of the Carty Lateral.
The Partnership's net cash provided by financing activities decreased by $123 million in the six months ended June 30, 2016 compared to the same period in 2015 primarily due to the net effect of:
·	$169 million decrease in net issuances of debt in 2016 as compared with 2015;
·	$57 million increase in our ATM equity issuances in 2016 as compared with 2015;
·	$9 million increase in distributions paid to our common units including our General Partner's two percent share and its related IDRs;

·	$12 million of distributions paid to Class B units in 2016; and
·	$9 million of distributions paid to TransCanada as the non-controlling interest owner of GTN until March 31, 2015.

At June 30, 2016, the Partnership's available borrowing capacity under its credit facility of $500 million was $250 million.

TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in seven federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Eastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the outcome of TransCanada's MLP strategy review, the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, potential of requests for rescission of certain sales of common units under the Partnership's ATM program, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2015 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Non-GAAP Measures
This news release contains references to non-GAAP measures, including EBITDA and Distributable Cash Flow that do not have any standardized meaning as prescribed by GAAP and therefore are unlikely to be comparable to similar measures presented by other companies. Distributable cash flow information and EBITDA are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and the cash generating performance of our assets. The non-GAAP measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. The calculation of EBITDA and Distributable Cash Flow are reconciled to Net Income, the most comparable GAAP measure, and are included as part of this release. For more information on non-GAAP measures, refer to our Annual Report on Form 10-K for the year-ended December 31, 2015 as filed with the SEC.

Media Inquiries:	Mark Cooper/Terry Cunha	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2016	2015	2016	2015

Transmission revenues	89	85	175	172
Equity earnings from unconsolidated affiliates	22	15	64	46
Operation and maintenance expenses	(12)	(13)	(22)	(24)
Property taxes	(5)	(5)	(10)	(11)
General and administrative	(2)	(1)	(4)	(4)
Depreciation	(22)	(21)	(43)	(42)
Financial charges and other	(16)	(16)	(33)	(29)
Net income	54	44	127	108

Net income attributable to non-controlling interests	-	-	-	7
Net income attributable to controlling interests	54	44	127	101

Net income attributable to controlling interest allocation

Common units	50	42	121	98
General Partner	3	2	5	3
Class B units	1	-	1	-
	54	44	127	101

Net income per common unit - basic and diluted (a)	$ 0.76	$ 0.66	$ 1.86	$ 1.53

Weighted average common units outstanding (millions) - basic and diluted	65.5	63.8	64.9	63.7

Common units outstanding, end of period (millions)	65.9	64.0	65.9	64.0
(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ending December 31, 2016, the amount allocable to the Class B units is equal to 30 percent of GTN's annual distributable cash flow, less $20 million (2015 - $15 million). During the six months ended June 30, 2016, 30 percent of GTN's total distributable cash flow was $21 million. As a result of exceeding the $20 million threshold, $1 million of net income attributable to controlling interests was allocated to the Class B units.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)	June 30,	December 31,
(millions of dollars)	2016	2015
Assets
Current Assets
Cash and cash equivalents	40	39
Accounts receivable and other	35	35
Distribution receivable from affiliate	4	-
Inventories	7	7
	86	81
Investments in unconsolidated affiliates	1,047	965
Plant, property and equipment	1,913	1,949
Goodwill	130	130
Other assets (a)	-	1
	3,176	3,126

Liabilities and Partners' Equity
Current Liabilities
Accounts payable and accrued liabilities	26	32
Accounts payable to affiliates	5	5
Accrued interest	9	8
Current portion of long-term debt	15	14
	55	59
Long-term debt	1,938	1,889
Other liabilities	29	27
	2,022	1,975

Common units subject to rescission (b)	83	-

Partners' Equity
Common units	955	1,021
Class B units	96	107
General partner	25	25
Accumulated other comprehensive loss	(5)	(2)
Controlling interests	1,071	1,151
	3,176	3,126

(a)
As a result of the application of ASU no. 2015-03 and similar to the presentation of debt discounts, debt issuance costs of $7 million at December 31, 2015 previously reported as other assets in the balance sheet were reclassified as an offset against debt.

(b)
In connection with the late filing of an employee-related Form 8-K with the SEC, we were ineligible to use the then effective shelf registration statement upon the filing of our 2015 Form 10-K. As a result, the 1.6 million common units that were issued between March 8 and May 19 2016 under our ATM program may be subject to rescission rights for an amount equal to the purchase price paid for the common units, plus statutory interest and less any distributions paid, upon the return of the common units to us. These rights are non-transferrable and expire one year from the date of purchase of the common unit.

For more information refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2016 as filed with the SEC.

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

(unaudited)	Six months ended June 30,
(millions of dollars)	2016	2015

Cash Generated From Operations
Net income	127	108
Depreciation	43	42
Amortization of debt issuance costs	1	1
Equity allowance for funds used during construction	-	(1)
Equity earnings in excess of cumulative distributions:
PNGTS	(4)	-
Change in operating working capital	3	1
	170	151
Investing Activities
Cumulative distributions in excess of equity earnings:
Northern Border	25	13
Great Lakes	17	10
Investment in Great Lakes	(4)	(4)
PNGTS Acquisition	(193)	-
Acquisition of the remaining 30 percent interest in GTN	-	(264)
Capital expenditures	(18)	(12)
Other	2	(1)
	(171)	(258)
Financing Activities
Distributions paid	(119)	(110)
Distributions paid to Class B units	(12)	-
Distributions paid on non-controlling interests	-	(9)
Common unit issuance, net	-	26
Common unit issuance subject to rescission, net	83	-
Equity contribution by the General Partner related to GTN Acquisition	-	2
Long-term debt issued, net of discount	205	424
Long-term debt repaid	(155)	(205)
Debt issuance costs	-	(3)
	2	125
Increase in cash and cash equivalents	1	18
Cash and cash equivalents, beginning of period	39	26
Cash and cash equivalents, end of period	40	44

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

TC PipeLines, LP
Distributable Cash Flow
(Unaudited)
(In Millions)

(unaudited)	Three months ended June 30		Six months ended June 30
(millions of dollars except per common unit amounts)	2016	2015	2016	2015
Net Income	$ 54	$ 44	$ 127	$ 108
Add:
Interest expense	17	16	34	30
Depreciation and amortization	22	21	43	42

EBITDA	$ 93	$ 81	$ 204	$ 180

Add:
Distributable cash flow from equity investments (a)
Northern Border	21	21	44	47
Great Lakes	6	3	23	17
PNGTS (b)	4	-	10	-
	31	24	77	64
Less:
Equity earnings
Northern Border	(16)	(15)	(34)	(34)
Great Lakes	(4)	-	(19)	(12)
PNGTS (b)	(2)	-	(11)	-
	(22)	(15)	(64)	(46)
Less:
Equity AFUDC	-	(1)	-	(1)
Interest expense	(17)	(16)	(34)	(30)
Distributions to non-controlling interests (c)	-	-	-	(11)
Maintenance capital expenditures (d)	(5)	(5)	(6)	(6)

Total Distributable Cash Flow (e)	$ 80	$ 68	$ 177	$ 150

General Partner distributions declared (f)	(3)	(2)	(5)	(3)
Distributions allocable to Class B units (g)	(1)	-	(1)	-

Distributable Cash Flow (e)	$ 76	$ 66	$ 171	$ 147

(a)
Amounts here are calculated in accordance with the cash distribution policies of these entities.  Distributions from each of our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(b)
Our equity investee PNGTS has $22 million of senior secured notes payment due in 2016, of which the Partnership's share is approximately $11 million. While PNGTS debt repayments are not funded with cash calls to its owners, PNGTS has historically funded its scheduled debt repayments and other cash needs such as tax payments, by adjusting its available cash for distribution, which effectively reduces the net cash that we will receive as distributions from PNGTS. Accordingly, this amount is net of our 49.9 percent share of the total debt repayment of PNGTS amounting to approximately $6 million during the quarter resulting in a net distribution decrease of approximately $3 million.

(c)
Amounts here are calculated in accordance with the cash distribution policies of our consolidated subsidiaries. Distributions to non-controlling interests represent our respective share of quarterly distributable cash during the current reporting period not owned by us.

(d)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, our assets' operating capacity, system integrity and reliability.  Accordingly, this amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures on our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(e)
"Total Distributable Cash Flow" and "Distributable Cash Flow" represent the amount of distributable cash generated by the Partnership's subsidiaries and equity investments during the current earnings period and thus reconcile directly to the net income amount presented. The calculation differs from the previous non-GAAP measures "Partnership Cash Flows before General Partner distributions" and "Partnership Cash Flows" as the previously used measures primarily reflected cash received during the period through distributions from our subsidiaries and equity investments that were generated from the prior quarter's financial results. The amounts reflected here have been adjusted to reflect the calculation as described above and to present the comparable "Total Distributable Cash flow" and "Distributable Cash Flow" from the previous period.

(f)
Distributions declared to the General Partner for the three and six months ended June 30, 2016 included an incentive distribution of approximately $2 million and $3 million, respectively (2015 -  $1 million and $1 million).

(g)
During the six months ended June 30, 2016, 30 percent of GTN's total distributions was $21 million. As a result of exceeding the $20 million threshold, $1 million was allocated to the Class B units in the second quarter of 2016. As the threshold level for 2016 has now been exceeded, we expect to allocate 30 percent of GTN's distributable cash flow for the third and fourth quarter to the Class B units.  During the same period in 2015, no allocation was made to the Class B units as the threshold level of $15 million for the nine month period ending December 31, 2015 had not been exceeded.